ABN AMRO Funds (formerly know as Alleghany Funds)

EXHIBIT TO ITEM 77C

A Special Meeting of Shareholders of ABN AMRO Growth Fund (the "Fund") was held on September 12, 2002. The following proposal was submitted for a vote of the shareholders:

  To approve an Agreement and Plan of Reorganization providing for the transfer of all assets and liabilities of ABN AMRO Growth Fund to ABN AMRO/Chicago Capital Growth Fund in exchange for ABN AMRO/Chicago Capital Growth Fund shares.

With respect to the proposal relating to the approval of the Agreement and Plan of Reorganization, the results were as follows:

ABN AMRO GROWTH FUND
FOR	1,556,846.282
AGAINST	1,614.029
ABSTAIN	666.980

A Special Meeting of Shareholders of ABN AMRO Small Cap Fund (the "Fund") was held on September 12, 2002. The following proposal was submitted for a vote of the shareholders:

  To approve an Agreement and Plan of Reorganization providing for the transfer of all assets and liabilities of ABN AMRO Small Cap Fund to ABN AMRO/TAMRO Small Cap Fund in exchange for ABN AMRO/TAMRO Small Cap Fund shares.

With respect to the proposal relating to the approval of the Agreement and Plan of Reorganization, the results were as follows:

ABN AMRO SMALL CAP FUND
FOR	708,277.698
AGAINST	532.943
ABSTAIN	1,052.158